                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

                 VERTEX PHARMACEUTICALS CALLS FOR REDEMPTION OF
                  CONVERTIBLE SUBORDINATED NOTES DUE MARCH 2007

CAMBRIDGE, MA, SEPTEMBER 15, 2000 -- Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced that it is calling its $175 million aggregate principal amount of 5% Convertible Subordinated Notes due March 2007 ("Notes") for redemption on October 5, 2000. Prior to the redemption date, holders may convert their Notes into Vertex Common Stock. Based on the current market price of its Common Stock, Vertex expects that holders of the Notes will choose to convert their Notes into Common Stock rather than accept redemption. A Notice of Redemption is being mailed to all registered holders of the Notes.

Upon redemption, Vertex will pay holders of the Notes $1,000 per $1,000 principal amount of Notes, plus accrued interest. In addition, Vertex will pay a "make-whole" payment of $82.14 per $1,000 principal amount of Notes (approximately $14.4 million in total) to all holders of the Notes on the notice date, including holders who convert their Notes prior to the redemption date. Holders are entitled to convert the Notes into shares at a conversion price of $40.32 per share, or approximately 24.8 shares of Common Stock per $1,000 principal amount of Notes, after adjustment for the two-for-one stock split of Vertex Common Stock paid in the form of a stock dividend on August 23, 2000. The conversion right will expire on October 4, 2000 at 5:00 p.m. Eastern Time.

If all of the Notes are converted, Vertex will issue approximately 4.3 million shares of Common Stock, increasing the Company's total shares outstanding to approximately 58.4 million shares. If none of the Notes are converted, Vertex will make an aggregate redemption payment of $175 million, plus accrued interest, in addition to the $14.4 million total "make-whole" payment.

Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has seven drug candidates in clinical development to treat viral diseases, inflammation, cancer, autoimmune diseases and neurological disorders. Vertex has created its pipeline using a proprietary, information-based approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success rate of drug discovery. Vertex's first approved product is Agenerase(TM) (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.

                               Page 5 of 6 pages

Vertex Pharmaceuticals Incorporated
Vertex Calls for Redemption of Convertible Notes Due March 2007
September 15, 2000
Page 2

The foregoing information regarding Vertex's belief that its Note holders will convert their Notes into Common Stock is forward looking. While management will make its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Risk factors include the possibility that Vertex's Common Stock price could decrease substantially, affecting the decisions of Note holders whether to convert the Notes prior to redemption. Investors are directed to consider other risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

Vertex's press releases are available  atwww.vpharm.com,  or by fax-on-demand at
(800) 758-5804 -- Code: 938395.

                                      # # #

VERTEX CONTACTS:
Lynne H. Brum, Vice President, Corporate Communications, (617) 577-6614 or Michael Partridge, Associate Director, Corporate Communications (617) 577-6108 or
Katie Burns, Manager, Investor Relations, (617) 577-6656

                               Page 6 of 6 pages